UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

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SCHEDULE 14A

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The following Q&A was sent to all Dell employees today

Next steps on go-private Q&A with Brian Gladden & Larry Tu

Brian:	As we’ve stated all along, we’re still a publicly-traded company and will continue to operate that way, unless and until the transaction closes. However, we recognize you have many questions about our next steps and what this means.

The Special Committee adjourned the Special Meeting of Stockholders three times– once on July 18, then July 24 and most recently on Aug. 2 until Sept. 12. Can you provide some context for that?

Larry:	First, it’s important to remind everyone that the Special Committee is committed to overseeing this process in a way that ensures the best possible outcome for Dell stockholders. In the case of the first adjournment on July 18, they wanted additional time to solicit proxies from Dell stockholders. That’s because there were still many stockholders who hadn’t voted at that point.

In the case of the second adjournment on July 24, the Special Committee had recently received a revised proposal from Michael and Silver Lake. This revised proposal would have increased the price at which they would acquire the company to $13.75 per share in cash, subject to certain conditions. The special meeting was adjourned in order for the Special Committee to have more time to consider that proposal.

The Special Committee did not accept that proposal, but as you heard just prior to the Aug. 2 meeting, they approved an amended merger agreement with entities controlled by Michael and Silver Lake, which increases the merger consideration to $13.75 per share in cash and also provides for Dell to pay a special cash dividend of $0.13 per share. In addition, the amended agreement ensures that the Company is able to pay the third quarter dividend of $0.08 per share to stockholders of record as of a date prior to closing. Because of this new agreement, which also includes a modified voting standard for stockholder approval of the merger agreement, a reduced termination fee payable by the Company under certain circumstances if the pending transaction is voted down, and a newly established record date of Aug. 13, 2013 for shareholders eligible to vote at the reconvened Special Meeting, the Special Meeting of Stockholders will now reconvene on Sept. 12.

Brian:	Larry, can you explain why a month-long delay. And is that normal? Did we go into this transaction expecting that?

Larry:	I realize this seems like a very long process; however, I want to call out that any transaction of this size and scope is complex, and twists and turns are not unusual. We let everyone know early on that we did not expect the transaction to close for several months and we still expect to close by the end of the third quarter of our fiscal year 2014.

Brian:	Do we now have confidence that stockholders will vote to approve the amended merger agreement?

Larry:	It’s a great question. This entire process is governed by legal rules that we must observe, and there is a limit to what we can say about that. What I can tell you is that we remain confident in Dell’s future, whether we are public or private.

Brian:	Let’s talk about the closing for a moment. First of all, I want to clarify a few points. Michael has explained previously how under a new, private company structure, we would have the flexibility to pursue organic and inorganic investments and manage our transformation, without the scrutiny associated with a publicly traded stock, quarterly targets, and other consequences of operating as a public company. This does not mean that we lose rigor in how we manage our cost controls and thoughtfully deploy our capital – whether public or private – in order to strengthen our capabilities, and bring our customers industry-leading and easy-to-manage scalable solutions. Larry, what is your perspective if stockholders vote against the transaction on Sept. 12?

Larry:	First of all, you’re right about our strategy. We’re looking for ways to accelerate and strengthen our transformation as the leading end-to-end scalable solutions provider. Going private is a way to do this with more flexibility for the Company, while allowing the public stockholders to receive a premium for their shares and not be exposed to the associated risks. The reality is there are only two possible outcomes from the stockholder vote – approval of the transaction or not.

Our board has determined that the transactions contemplated by the merger agreement are fair to and in the best interests of Dell’s unaffiliated stockholders and recommended that stockholders vote for adoption of the merger agreement; however, if our stockholders do not vote to adopt the merger agreement, we will continue on our transformation journey that we started more than four years ago. Only our stockholders can decide whether our path forward will be as a private company or as a public company. This is why we’re encouraging all stockholders to vote on the transaction. Regardless of the number of shares of Dell common stock you own, your vote is very important.

Brian:	We’ve had lots of questions regarding voting. Specifically, if you already voted, do you need to vote again? The answer is no unless you want to revoke or change your original vote; in which case, you would need to vote again or revoke your original vote. If your shares increase as a result of the new record date of August 13, 2013, there is no need to recast your vote if the additional shares are through the same broker. If your additional shares are through a different broker, you will need to recast your vote.

You have the ability to vote, change your original vote or revoke your original vote by internet or telephone according to the instructions on the proxy card that you received until the polls close on 11.59 p.m. Eastern time on September 11, 2013. If you have questions about the voting process or believe you are a Dell stockholder, but haven’t received information, please contact MacKenzie Partners - the proxy solicitor for this transaction by calling them toll-free at 1-800-322-2885.

Brian:	Last week we also announced the date and time for our 2013 Annual Meeting of Stockholders. Why is this Annual Meeting necessary, and what can we expect? Carl Icahn has stated that he wants to offer some alternative directors to Dell’s current Board of Directors. Can he do that?

Larry:	It probably does seem unusual to many of our team members to have an annual meeting when there is a pending transaction to take the Company private. However, there are guidelines to hold an Annual Meeting of Stockholders - as per NASDAQ listing rules - once during a company’s fiscal year. The timing of that meeting is subject to other rules under Delaware law as well. We will hold the annual meeting as scheduled unless the go- private transaction has closed prior to that time. At this meeting, we will, among other things, consider stockholder proposals and elect our Board of Directors ratify our auditors and hold our annual advisory vote on executive compensation. Mr. Icahn does have the ability to solicit proxies for his own slate of Board members at the annual meeting, although they will still have to receive the requisite number of votes to be elected instead of the Company’s own recommended slate of directors.

Brian:	And how about Carl Icahn’s recent lawsuit against Dell and its Board to prevent changing the stockholder record date for the proposed buyout and petition to combine the special meeting and annual meeting? What are your thoughts on that?

Larry:	Well, I mentioned twists and turns previously. In a transaction like this, lawsuits would not be unexpected. And although I can’t comment on pending litigation, what I can say is that the Special Committee is committed to ensuring the best possible outcome for Dell stockholders.

Larry:	Any final thoughts you want to leave with our team members?

Brian:	First, a huge thank you to our extraordinary 100,000 plus team members around the world. I know it’s not easy. The competitive environment is tough and customers have expressed their concerns along the way. I am amazed every day at what you’re doing for our customers and how professional you all have been through this process. You have all been doing a great job working against our FY14 business plan. As we begin our fiscal 3rd quarter, it’s essential that everyone stay focused on running the day-to-day operations for our $60 billion company and serving our customers’ needs.

Larry:	Absolutely agree. We’re all following the transaction in the news – but we can’t allow that to be distracting; some of what is reported is true and some of it is not. Some of those reports may also raise more questions for our teams. As I’ve said before, this is to be expected and is not uncommon, given the widespread interest in this transaction. We’re asking each of you to keep it in perspective. Our sales team members should continue to do what they do best – sell great end-to-end products, services and solutions. As Brian mentioned, we’re going to continue to focus on our strategy and we will continue to invest in the right capabilities to deliver for our customers.

Forward-looking Statements

Any statements in these materials about prospective performance and plans for the Company, the expected timing of the completion of the proposed merger and the ability to complete the proposed merger, and other statements containing the words “estimates,” “believes,” “anticipates,” “plans,” “expects,” “will,” and similar expressions, other than historical facts, constitute forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Factors or risks that could cause our actual results to differ materially from the results we anticipate include, but are not limited to: (1) the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement; (2) the inability to complete the proposed merger due to the failure to obtain stockholder approval for the proposed merger or the failure to satisfy other conditions to completion of the proposed merger, including that a governmental entity may prohibit, delay or refuse to grant approval for the consummation of the transaction; (3) the failure to obtain the necessary financing arrangements set forth in the debt and equity commitment letters delivered pursuant to the merger agreement; (4) risks related to disruption of management’s attention from the Company’s ongoing business operations due to the transaction; and (5) the effect of the announcement of the proposed merger on the Company’s relationships with its customers, operating results and business generally.

Actual results may differ materially from those indicated by such forward-looking statements. In addition, the forward-looking statements included in the materials represent our views as of the date hereof. We anticipate that subsequent events and developments will cause our views to change. However, while we may elect to update these forward-looking statements at some point in the future, we specifically disclaim any obligation to do so. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to the date hereof. Additional factors that may cause results to differ materially from those described in the forward-looking statements are set forth in the Company’s Annual Report on Form 10–K for the fiscal year ended February 1, 2013, which was filed with the SEC on March 12, 2013, under the heading “Item 1A—Risk Factors,” and in subsequent reports on Forms 10–Q and 8–K filed with the SEC by the Company.

Additional Information and Where to Find It

In connection with the proposed merger transaction, the Company filed with the SEC a definitive proxy statement and other relevant documents, including a form of proxy card, on May 31, 2013. The definitive proxy statement and a form of proxy have been mailed to the Company’s stockholders. Stockholders are urged to read the proxy statement and any other documents filed with the SEC in connection with the proposed merger or incorporated by reference in the proxy statement because they contain important information about the proposed merger.

Investors will be able to obtain a free copy of documents filed with the SEC at the SEC’s website at http://www.sec.gov. In addition, investors may obtain a free copy of the Company’s filings with the SEC from the Company’s website at http://content.dell.com/us/en/corp/investor-financial-reporting.aspx or by directing a request to: Dell Inc. One Dell Way, Round Rock, Texas 78682, Attn: Investor Relations, (512) 728-7800, investor_relations@dell.com.

The Company and its directors, executive officers and certain other members of management and employees of the Company are “participants” in the solicitation of proxies from stockholders of the Company in favor of the proposed merger. Information regarding the persons who are, under the rules of the SEC, participants in the solicitation of the stockholders of the Company in connection with the proposed merger, and their direct or indirect interests, by security holdings or otherwise, which may be different from those of the Company’s stockholders generally, is set forth in the definitive proxy statement and the other relevant documents filed with the SEC. You can find information about the Company’s executive officers and directors in its Annual Report on Form 10-K for the fiscal year ended February 1, 2013 (as amended with the filing of a Form 10-K/A on June 3, 2013 containing Part III information) and in its definitive proxy statement filed with the SEC on Schedule 14A on May 24, 2012.